Exhibit 24.2

Philip C. Raymond Executive Vice President, Chief Financial Officer and Treasurer	600 North 18th Street Post Office Box 2641 Birmingham, Alabama 35291-0001

January 28, 2011

Melissa K. Caen
30 Ivan Allen Jr. Blvd., N.W.
Atlanta, Georgia 30308

Dear Ms. Caen:

Alabama Power Company (the “Company”) proposes to file with the Securities and Exchange Commission a registration statement or statements under the Securities Act of 1933, as amended, with respect to the issuance and sale of an indeterminate amount or number of any of the following securities: preference stock, preferred stock, and/or debt instruments or any combination of such securities, and any necessary or appropriate amendments (including post-effective amendments) to such registration statement or statements.

As an officer of said Company, I hereby make, constitute and appoint you my true and lawful Attorney (with full power of substitution) in my name, place and stead to sign and cause to be filed with the Securities and Exchange Commission the aforementioned registration statement or statements and any appropriate amendment or amendments thereto (including post-effective amendments), to be accompanied in each case by a prospectus and any appropriately amended prospectus or supplement thereto and any necessary exhibits.

I hereby authorize you to sign said registration statement or statements on my behalf as attorney-in-fact and to amend, or remedy any deficiencies with respect to, said registration statement or statements by appropriate amendment or amendments (including post-effective amendments) and to file the same as aforesaid.

Yours very truly,

                                                                                                             /s/Philip C. Raymond

Philip C. Raymond